Exhibit 10.1

MONOLITHIC POWER SYSTEMS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) by and between Adriana Guevara Chiocchi (the “Chief Legal Officer & Corporate Secretary, (CLO)” ) and Monolithic Power Systems, Inc. (the “Company”), is entered into as of October 2, 2006 (the “Effective Date”).

WHEREAS, subject to the Company’s satisfaction of the result of the CLO’s background check and the commencement of the “Hire Date” as defined in paragraph 2 below, the Company desires to employ the CLO and the CLO desires to accept employment with the Company on the terms and conditions set forth below;

NOW, THEREFORE, the parties hereto agree as follows:

1. Certain Definitions. For purposes of this Agreement:

(a) “Cause” means (i) the CLO’s failure to perform the duties or responsibilities of his employment, in any material respect, as reasonably required or directed by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer (the “CEO”) and the President, (or the relevant supervising officer, manager or board of directors of a successor company), which failure is not cured within thirty (30) days following notice to the CLO of the poor performance which notice describes in reasonable detail the poor performance; (ii) the CLO personally engaging in illegal conduct that is detrimental to the Company; (iii) the CLO being convicted of a felony; or (iv) the CLO committing a material act of dishonesty, fraud or misappropriation of property.

(b) “Good Reason” means, without the CLO’s consent, (i) a reduction by the Company in the base salary of the CLO as in effect immediately prior to such reduction, except where a substantially equivalent percentage reduction in base salary is applied to all other officers of the Company; (ii) a material reduction by the Company in the kind or level of employee benefits to which the CLO is entitled immediately prior to such reduction with the result that the CLO’s overall benefits package is significantly reduced, except where a substantially equivalent reduction in benefits is applied to all other officers of the Company; (iii) a material, adverse change in the CLO’s title, authority, responsibilities or duties, as measured against his title, authority, responsibilities or duties immediately prior to such change; or (iv) the relocation of the CLO’s place of work to a facility or a location more than fifty (50) miles from the CLO’s then-present work location.

(c) “Disability” means the CLO’s inability to substantially perform the CLO’s duties as required by the CLO’s employment with or services to the Company as the result of the CLO’s incapacity due to physical or mental illness.

(d) “Change of Control” means any of the following that occurs with respect to the Company if the stockholders of the Company immediately before such transaction do not retain immediately after the transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company are transferred:

(i) the direct or indirect sale or exchange in a single or series of related transactions by the Company or the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company;

(ii) a merger or a consolidation in which the Company is a party; or

(iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company.

2. Employment and Duties. The CLO shall be appointed as Chief Legal Officer & Corporate Secretary of the Company and report to the Company as of October 2, 2006 (“Hire Date”). The CLO shall report to the Chief Executive Officer (CEO) and President, and shall assume and discharge such responsibilities as are mutually agreed upon by the CLO and the CEO or the Board, and consistent with such office and position. The CLO shall perform faithfully the duties assigned to her to the best of her ability.

3. Compensation.

(a) In consideration of the CLO’s services, the CLO shall be paid a base salary at the rate of $225,000 per year during the period of employment (the “Base Salary”), to be paid in installments in accordance with the Company’s standard payroll practices. This Base Salary shall be reviewed for increases at least annually by the Compensation Committee on the same basis and at the same time as the Compensation Committee shall review the compensation of other executive officers of the Company including any review for the next fiscal year which has not yet occurred, but such increases are not guaranteed.

(b) The CLO shall be granted an option under the Company’s 2004 Stock Option Plan entitling her to purchase 150,000 shares of the Company’s Common Stock (the “Stock Options”) with vesting over four (4) years, as set forth more fully in the Stock Options Agreement therefor.

(c) The CLO shall participate in the Company bonus plan. Executive’s annual target bonus will be payable upon achievement of personal and company specific performance objectives established by the Board, CEO or the Compensation Committee of the Board. For the first year only, in no event will the minimum paid bonus be less than 20% of base salary or $45,000.

4. At-Will Employment. The Company and the CLO acknowledge that the CLO’s employment is and shall continue at all times to be at-will, as defined under applicable law. If the CLO’s employment terminates for any reason, the CLO shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and policies or other written agreements with the CLO at the time of termination.

5. Benefits. The CLO, together with his spouse and dependent children, if any, shall be permitted, to the extent eligible, to participate at the Company’s expense in any group medical, dental, life insurance and disability insurance plans, or similar benefit plans of the Company that are available to other executive officers in each case pursuant to the terms and conditions of each such plan or program. The CLO shall also be entitled to fifteen days of paid time off (PTO) annually.

6. Termination for Cause and Voluntary Termination without Good Reason. In the event that the CLO resigns from the Company without Good Reason, or the Company terminates the CLO’s employment for Cause, the CLO shall not receive any compensation or benefits under this Agreement on account of such termination, except for obligations accrued at such time. The CLO’s rights under any applicable Company benefit plans upon such termination shall be determined under the provisions of the respective benefit plans.

7. Termination without Cause and Voluntary Termination with Good Reason. Subject to Section 10 below, if the Company terminates the CLO’s employment without Cause, or the CLO resigns from the Company for Good Reason, then the CLO shall receive severance payments and partial acceleration of the vesting of the Stock Options (together the “Severance Benefits”) pursuant to sub-sections 7(a) and (b) below:

(a) Severance Payments. After the date of such termination, the Company shall continue to pay the CLO at a rate based on his then Base Salary and target annual bonus, in installments in accordance with the Company’s standard payroll practices, and will provide the CLO and his dependents full medical benefits, for a period of six (6) months after the date of such termination; provided; however, such payments and benefits shall terminate immediately upon the date of the CLO’s commencement of new employment with another company, and the CLO shall provide the Company with written notice of his acceptance of new employment within three (3) days thereof. In the event such termination occurs within one (1) year following a Change of Control, then such payments and benefits shall continue for a period of one (1) year after the date of such termination.

(b) Vesting Acceleration. Effective upon such termination, the CLO shall receive accelerated vesting equivalent to six (6) months of service beyond the date of his termination with respect to the shares subject to the Stock Options granted to the CLO; provided, however, that in the event such termination occurs within one (1) year following a Change of Control, then seventy five percent (75%) of the remaining shares subject to the Stock Options and any other options grated to the CLO shall become vested in full and the period during which the CLO is permitted to exercise such options shall be extended for the full term of such options, all as set forth more fully in the Stock Option Agreements therefor.

8. Death. In the event of the CLO’s death, except for obligations accrued at such time, the Company shall have no obligation to pay or provide any compensation or benefits under this Agreement. The CLO’s rights under the Company’s benefit plans in the event of the CLO’s death shall be determined under the provisions of such benefit plans.

9. Disability. In the event of the CLO’s Disability, except for obligations that have accrued prior to the CLO’s Disability, no compensation or benefits will be paid or provided to the CLO under this Agreement. The CLO’s rights under the Company’s benefit plans shall be determined under the provisions of such benefit plans.

10. Conditional Nature of Severance Benefits.

(a) Noncompete. CLO acknowledges that the nature of the Company’s business is such that if CLO were to become employed by, or substantially involved in, the business of a direct competitor of the Company during the six (6) months following the termination of CLO’s employment with the Company, it would be very difficult for CLO not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the likely disclosure of the Company’s trade secrets and confidential information, CLO agrees and acknowledges that CLO’s right to receive the Severance Benefits set forth above (to the extent Executive is otherwise entitled to such Severance Benefits) shall be conditioned upon CLO not directly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having participation in the financing, operation, management or control of, any person, firm, corporation or business that directly competes with the Company. “Direct Competitor” shall be defined as a semiconductor company whose primary revenue is derived from analog products that are sold into the same customer, application, and end product base as the Company and would be considered direct competitors by an independent person. Upon any breach of this Section 10 or Section 13 below, all Severance Benefits to which the CLO may be entitled, if any, pursuant to this Agreement shall immediately cease.

11. Other Activities. The CLO shall devote substantially all of his working time and efforts during the Company’s normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement, except for vacations, holidays and sickness. However, the CLO may devote a reasonable amount of his time to civic, community, or charitable activities and, with the prior written approval of the Company, to serve as a director of other corporations and to other types of business or public activities not expressly mentioned in this paragraph.

12. Proprietary Information. During the period of employment and thereafter, the CLO shall not, without the prior written consent of the Company, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Company or any of its affiliates or subsidiaries) any confidential information or proprietary data of the Company. The CLO agrees to execute the Company’s form of Proprietary Information Agreement, which is attached hereto as Exhibit A and incorporated herein by reference.

13. Covenant Not to Solicit. Beginning with the date of the CLO’s termination and until one (1) year thereafter, the CLO agrees that he will not:

(i) solicit, encourage, or take any other action which is intended to induce any other employee of the Company to terminate his employment with the Company, or

(ii) interfere in any manner with the contractual or employment relationship between the Company and any employee of the Company.

14. Tax Provisions. In the event that the benefits provided for in the Agreement, when aggregated with any other payments or benefits received by the CLO, would (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the CLO’s benefits hereunder shall be either

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the CLO on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the CLO otherwise agree in writing, any determination required under this paragraph shall be made in writing by the Company’s independent public accountants (the “Accountants”) whose determination shall be conclusive and binding upon the CLO and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the CLO shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such state, without regard to principles of conflicts of laws.

16. Integration. This Agreement, any written agreements or other documents evidencing matters referred to herein and any written Company existing plans that are referenced herein represent the entire agreement and understanding between the parties as to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements as to the subject matter hereof and thereof, whether written or oral.

17. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the CLO, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its CEO.

18. Waiver etc. No waiver, alteration, or modification, if any, of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto. If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

19. Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

20. Counterparts. This Agreement may be executed in counterparts, which together will constitute one instrument.

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The parties have executed this Agreement as of the date first above written.

“Company”

MONOLITHIC POWER SYSTEMS, INC.

By:	/s/ Michael Hsing
Name:	Michael Hsing
Title:	President & CEO

“CLO”

By:	/s/ Adriana Guevara Chiocchi
Name:	Adriana Guevara Chiocchi

Exhibit A

MONOLITHIC POWER SYSTEMS, INC.

EMPLOYEE CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

Name of Employee: Adriana Guevara Chiocchi

As a condition of my employment with Monolithic Power Systems, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company. I agree to the following:

1. At-Will Employment. I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice.

2. Confidential Information.

(a) Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a

Employee’s Initial:	/s/ AGC

duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company, which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder (collectively referred to as “Prior Inventions”); or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into any invention, improvement, development, product, copyrightable material or trade secret any invention, improvement, development, concept, discovery or other proprietary information owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 3(f) below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

(c) Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(e) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the

Employee’s Initial:	/s/ AGC

Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

(f) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and are not otherwise disclosed on Exhibit A.

4. Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

5. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

6. Notification to New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7. Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any

Employee’s Initial:	/s/ AGC

of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

8. Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.

9. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

10. Arbitration and Equitable Relief.

(a) Except as provided in Section 10(f) below, I agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Santa Clara County, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Employee hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) The Company and I shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its counsel fees and expenses.

(d) I understand that nothing in this Section 10 modifies my at-will status. Either I or the Company can terminate the employment relationship at any time, with or without cause.

(e) I HAVE READ AND UNDERSTAND SECTION 10, WHICH DISCUSSES ARBITRATION. I UNDERSTAND THAT BY SIGNING THIS AGREEMENT, I AGREE TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTE A WAIVER OF MY RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

Employee’s Initial:	/s/ AGC

(i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

(ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq;

(iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

(f) I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 2, 3, and 5 herein. Accordingly, I agree that if I breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

11. General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California as applied to agreements between California residents entered and to be performed entirely within California. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification for amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

Employee’s Initial:	/s/ AGC

(d) Successors and Assigns. This Agreement may not be assigned without the prior written consent of the Company. Subject to the foregoing sentence, this Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

Date: October 2, 2006

/s/ Adriana Guevara Chiocchi
Signature

Adriana Guevara Chiocchi
Name of Employee (typed or printed)

/s/ Robin Eisenman
Witness

Employee’s Initial:	/s/ AGC

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Identifying Number	Title	Date or Brief Description

☒	No inventions or improvements

☐	Additional Sheets Attached

Signature of Employee:	/s/ Adriana Guevara Chiocchi
Print Name of Employee:	Adriana Guevara Chiocchi

Date: October 2, 2006

Employee’s Initial:	/s/ AGC

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

Employee’s Initial:	/s/ AGC

EXHIBIT C

MONOLITHIC POWER SYSTEMS, INC.

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Monolithic Power Systems, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I will not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away any employees of the Company, either for myself or for any other person or entity.

Date: October 2, 2006

/s/ Adriana Guevara Chiocchi
(Employee’s Signature)

Adriana Guevara Chiocchi
(Type/Print Employee’s Name)

Employee’s Initial:	/s/ AGC

EXHIBIT D

MONOLITHIC POWER SYSTEMS, INC.

CONFLICT OF INTEREST GUIDELINES

It is the policy of Monolithic Power Systems, Inc. to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

1. Revealing confidential information to persons not employed by the Company or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Confidential Information and Invention Assignment Agreement elaborates on this principle and is a binding agreement.)

2. Accepting or offering substantial gifts, excessive entertainment, favors or payments may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3. Initiating or approving personnel actions affecting reward or punishment of employeesor applicants where there is a family relationship or is or appears to be a personal or social involvement.

4. Initiating or approving any form of personal or social harassment of employees.

5. Investing or holding outside directorships in suppliers, customers or competing companies, including financial speculation, where such investment or directorship might influence in any manner a decision or course of action of the Company.

6. Borrowing from or lending to employees, customers or suppliers.

7. Acquiring a real estate interest adverse to the Company.

8. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

9. Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

10. Making any unlawful agreements with distributors with respect to prices.

11. Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

Employee’s Initial:	/s/ AGC